                                               Filed pursuant to rule 424(b)(3)
                                               Registration No. 333-107357

                       S&P MANAGED FUTURES INDEX FUND, LP

        Specifically designed to track the S&P Managed Futures Index(TM), before expenses of the Fund

This monthly report supplements the Fund's Prospectus dated July 1, 2005.

      S&P MANAGED FUTURES INDEX FUND, LP - PERFORMANCE SUMMARY - JUNE 2005

                                            CLASS A                    CLASS B
                                     Units          $(M)       Units          $(M)
                                 --------------------------------------------------
Net Asset Value, May 31, 2005       48,905          38.9      10,611           8.6
Subscriptions                          897           0.7         239           0.2
Redemptions                           (615)         (0.5)       (902)         (0.7)
Net Income (Loss)                                    0.6                       0.1
                                 --------------------------------------------------

Net Asset Value, June 30, 2005*     49,188          39.7       9,948           8.2
                                 ==================================================

June 2005 Performance                               1.45%                     1.62%
Year-to Date Performance                          (10.66%)                   (9.76%)

* Differences may occur due to rounding

        FUND'S STATEMENT OF OPERATIONS FOR THE MONTH ENDED JUNE 30, 2005


EXPENSES
Management fees
  Class A                                            $  (139,621)
  Class B                                                (16,102)
Administrative fees
  Class A                                                (16,770)
  Class B                                                 (3,754)
Professional fees                                        (12,917)
Other                                                     (1,578)
                                                     -------------
Total expenses                                          (190,742)
Less reimbursement of expenses by General Partner           2,113
                                                     -------------
Net investment profit (loss) for the month              (188,629)
Increase (decrease) in equity SPC                         908,074
                                                     -------------
Net increase (decrease) in net assets                $    719,445
                                                     =============

The Fund is not charged any brokerage or performance fees.

I hereby affirm that to the best of my knowledge and belief, the information contained in this statement is accurate and complete.

/s/ Richard C. Butt

Richard C. Butt
President, RefcoFund Holdings, LLC, the Fund's General Partner
Commodity Pool Operator: RefcoFund Holdings, LLC
Commodity Pool: S&P Managed Futures Index Fund, LP